Exhibit 99.1

FOR IMMEDIATE RELEASE	CORPORATE CONTACT:
Kenneth J. Cosgrove, Chairman
(714) 978-2400

MEDIA CONTACT:
Christine Welch (714) 573-0899 x 25
christine@echomediapr.com

PREMIER COMMERCIAL BANCORP ANNOUNCES 2006 FINANCIAL RESULTS

ANAHEIM, Calif. — March 27, 2007 — Premier Commercial Bancorp (OTCBB: PCBP.OB), parent company of Premier Commercial Bank, N.A., announced today the consolidated financial results for 2006. Included are record results for total assets, loans, and deposits.

“We’re very pleased with our operating results for 2006, which included achieving double-digit growth in loans, deposits and net assets,” said Ken Cosgrove, chairman and CEO. “Our stable deposit base and growing loan portfolio provide a solid platform for sustained growth.”

For the year ended December 31, 2006, on a consolidated basis, Premier Commercial Bancorp reported: total assets at $341.6 million, compared to $278.4 million at year-end 2005, an increase of 22.7 percent; net loans at $265.6 million, compared to $182.3 million at year-end 2005, an increase of 45.7 percent; total deposits at $287.8 million, compared to $254.5 million at year-end 2005, an increase of 13.1 percent; and net income at $1.459 million, compared to $1.689 million at year-end 2005, a decrease of 13.6 percent.

As anticipated, consolidated net income for 2006 was impacted by expenses incurred in the third and fourth quarters. These expenses, which were associated with the Company’s November 2006 opening of a newly chartered subsidiary bank located in Mesa, Arizona, included pre-opening, organizational, and occupancy costs as well as staffing expenses. Total non-interest expenses attributable to the opening totaled $1.026 million. Net income for 2006 was additionally affected by a larger loan loss provision for 2006 ($1.2 million), which correlates to the Bank’s strong loan growth.

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Premier Commercial Bancorp Announces 2006 Financial Results — page 2

As of March 2, 2007, the Bancorp entered into a definitive purchase agreement providing for the purchase by PCBA Acquisition, LLC of all of the common stock of Premier Commercial Bank Arizona, N.A. which is currently held by Premier Commercial Bancorp. Upon completion of the transaction, which is expected to occur in the third quarter of 2007, Premier Commercial Bank Arizona, N.A. will be operated as an independent institution, unaffiliated with the Bancorp.

For Premier Commercial Bank, year-end balance sheet results that are attributed to operations of the California bank only, included: net income of $2.7 million in 2006, an increase of 39.9 percent from $1.930 million in 2005; net loans of $264.2 million in 2006, an increase of 44.9 percent from $182.3 million in 2005; total assets of $324.4 million in 2006, an increase of 16.8 percent from $277.8 million in 2005; and total deposits of $287.3 in 2006, an increase of 12.8 percent from $254.7 million in 2005.

“In 2006, we maintained our record of delivering solid loan growth, which is a primary revenue driver for the Bank,” said Ash Patel, president and COO. “At the same time, driven by our disciplined approach to building quality market share, credit quality remains excellent. We had no non-performing or non-accrual loans on our books at the end of the year.”

Additional milestones in 2006 included:

•             Premier Commercial Bank marked its fifth year of service at the end of 2006

•             A mid-year capital infusion from an oversubscribed public offering of common stock raised $17.6 million, with proceeds enabling the Bank to increase its lending limits and facilitate future growth

•             Further expansion in the Southern California market with a loan production office/deposit production office in Irvine

•             Recognized as Super Premier Performing Bank (for 2005)

“Our growth rate in our first five years has propelled us into a position as one of the largest and most successful commercial banks in Orange County,” Patel commented. “We currently rank as the third largest commercial bank headquartered in Orange County and we look forward to continued progress in enhancing our franchise value for the benefit of our shareholders, employees and clients.”

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Premier Commercial Bancorp Announces 2006 Financial Results — page 3

About Premier Commercial Bank

Premier Commercial Bank is a full-service bank specializing in small-to-medium size businesses, professionals, entrepreneurs and hospitality industry clients. Launched in November 2001, Premier Commercial Bank is the only independent bank headquartered in Anaheim. The Bank also has a loan production office/deposit production office in Irvine.

The Bank is located at 2400 East Katella Avenue, Suite 125. For more information, call (714) 978-2400 or visit the Web site at www.pcboc.com.

Forward-looking statement

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current management expectations and, therefore, are subject to certain risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed, suggested, or implied by the forward-looking statements. Forward-looking statements are effective only as of the date that they are made, and Premier Commercial Bancorp assumes no obligation to update this information.

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